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                                                                    EXHIBIT 16.1




June 25, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representation from the engagement partner on the audits of the financial statements of this registrant for the two most recent fiscal years. This individual is no longer with Arthur Andersen LLP. We have read Item 4 included in the Form 8-K dated June 24, 2002 of T-3 Energy Services, Inc. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Yours truly,

ARTHUR ANDERSEN LLP



cc:      Mr. Michael T. Mino
         Chief Financial Officer
         T-3 Energy Services, Inc.